Exhibit 8.1

Subsidiaries of the Registrant

Name	Place of Incorporation
CureVac SE	Germany
CureVac Inc.	United States of America
CureVac Belgium SA	Belgium
CureVac Swiss AG	Switzerland
CureVac Corporate Services GmbH	Germany
CureVac Netherlands BV	Netherlands
CureVac RNA Printer GmbH	Germany
CureVac Manufacturing GmbH	Germany